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                                                                   EXHIBIT 10.47

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                                SUPPLY AGREEMENT


                         DATED AS OF FEBRUARY 25, 2004


                                 BY AND BETWEEN


                          NOVEN PHARMACEUTICALS, INC.



                                      AND



                           ENDO PHARMACEUTICALS INC.












THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST IN ACCORDANCE WITH RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.



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                                SUPPLY AGREEMENT


         THIS SUPPLY AGREEMENT (the "Agreement"), is hereby entered into as of February 25, 2004 (the "Effective Date"), by and between Noven Pharmaceuticals, Inc., a Delaware corporation ("Noven"), and Endo Pharmaceuticals Inc., a Delaware corporation ("Endo").

                                   WITNESSETH

WHEREAS, Noven and Endo are contemporaneously herewith entering into a License Agreement (the "License Agreement") related to a fentanyl transdermal patch product (the "Product" as further defined herein) developed by Noven;

WHEREAS, Noven desires to manufacture and supply Endo with its requirements of Product; and,

WHEREAS, Endo desires to purchase its requirements of the Product from Noven pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                              ARTICLE I DEFINITIONS

         Section 1.01. Definitions. As used herein, the following capitalized terms have the following meanings:

         "ANDA" means an abbreviated new drug application filed with the FDA pursuant to 21 U.S.C. 355(j).

         "Affiliate" means with respect to a Person, any legally distinct corporation, firm, individual or other form or business organization which is, directly or indirectly, controlled by, controlling, or under common control with, the subject Person hereto. An entity shall be regarded as being in control of another entity if such first entity has the direct or indirect power to order or cause the direction of the management and policies of the other entity, whether through ownership of at least fifty percent (50%) of the outstanding voting securities or participating profit interest of such entity, through other dominant equity ownership or by contract, statute, regulation or otherwise.

         "API" means the active pharmaceutical ingredient fentanyl base.

         "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, treaty, law, ordinance, rule, regulation, administrative interpretation, order, writ, injunction, judicial decision, decree or other requirement of any Governmental Authority applicable to such Person or any of such Person's respective properties, assets, officers, directors,



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employees, consultants or agents (in connection with such officers', directors', employees', consultants' or agents' activities on behalf of such Person).

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, USA are authorized or required by law to close.

         "Code of Federal Regulations" or "C.F.R." means the codification of the general and permanent rules published in the Federal Register. Title 21 of the C.F.R. contains the regulations promulgated by the FDA pursuant to the FDC Act.

         "Confidential Information" means all secret, confidential or proprietary data, know-how and related information, including all regulatory applications and other regulatory filings, regulatory and clinical materials, Materials, the content of any unpublished patent applications, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information and shall include all information disclosed or accessed by a party from the other in connection with this Agreement.

         "Damages" means all liabilities, demands, obligations, assessments, judgments, levies, losses, fines, penalties, damages (including compensatory damages), costs and expenses, including reasonable attorneys', accountants', investigators', and experts' fees and expenses, reasonably sustained or incurred in connection with the defense or investigation of any Proceedings (including any Proceedings to establish insurance coverage).

         "FDA" means the United States Food and Drug Administration and any successor agency thereto.

         "FDC Act" means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. ss. 301 et seq., as amended, and the regulations promulgated there under, as amended from time to time.

         "GAAP" means generally accepted accounting principles in effect in the United States from time to time.

         "GMP" means the current Good Manufacturing Practices as that term is presently or hereafter defined by the FDA or other applicable Regulatory Authority.

         "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization (including any securities exchange such as The NASDAQ Stock Market), commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "Label" shall mean any package (primary or secondary container) labeling designed for use with the Product, including the package insert; and any variation of such term, such as "Labeled" or "Labeling", shall mean the act of doing the foregoing.

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         "Materials" means all ingredients, items or substances (including those that may not appear in the Product) used or required for use by Noven to manufacture the Product, including the API, all other active drug ingredients, excipients, packaging components, printed materials and manufacturing materials associated with the Product.

         "Manufacturing Facility" means Noven's facility located at 11960 S.W. 144th Street, Miami, Florida 33186 or such other FDA-approved facility as Noven may notify to Endo from time to time.

         "Person" means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

         "Proceedings" means governmental, judicial, administrative or adversarial proceedings (public or private), litigation, suits, arbitration, disputes, claims, causes of action or investigations.

         "Product" or "Products" means the products listed in Exhibit C which are the fully packaged, labeled and released fentanyl transdermal patch product that is the subject of the Product ANDA.

         "Quality Agreement" means the Quality Agreement attached hereto as Exhibit B.

         "Regulatory Authority" means a Governmental Authority that has the authority over the manufacture, use, storage, import, export, clinical testing, transport, marketing, sale or distribution of the Product in all or any portion of the Territory, including the FDA.

         "Securities Laws" means the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, and any other similar law or regulation of a Governmental Authority, or any successor to any such laws or regulations, together with any rules, regulations or listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market.

         "Specifications" means, collectively, the manufacturing, packaging and testing procedures and standards for Product, including all applicable control procedures and analytical test methods, each as described in the Product ANDA as amended, supplemented or otherwise modified from time to time in accordance with Applicable Law.

         "Territory" shall have the meaning set forth in the License Agreement as may be amended from time to time.

         "Validation Batches" means the batches which Noven elects to utilize to satisfy the FDA requirements regarding validation of its commercial manufacturing process. ***

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         Section 1.02. Other Definitions. Each of the following terms is defined in the section of this Agreement referenced opposite such term.

         Term..........................................Section
         ----                                          -------
         Agreement ...................................Preamble
         Collar...........................................4.03
         Endo.........................................Preamble
         Effective Date ..............................Preamble
         Force Majeure Event ............................11.13
         Launch Quantities ...............................3.09
         License Agreement ...........................Recitals
         Noven........................................Preamble
         Rejection Notice .............................3.07(a)
         Tech Transfer Services.......................10.02(e)
         Term ...........................................10.01

                  ARTICLE II COMMITMENT TO SUPPLY AND PURCHASE

         Section 2.01. Supply. Subject to the terms and conditions of this Agreement and the license rights granted to Endo in the License Agreement, from and after the Effective Date: (1) Noven shall use commercially reasonable efforts to supply Endo with its requirements of Product as ordered by Endo pursuant to the terms of this Agreement; (2) Noven shall not supply Product to any third Party for use or sale within the Territory without the prior written consent of Endo; (3) Endo shall purchase Product exclusively from Noven; and,
(4) Endo shall only use and sell Product within the Territory.

         Section 2.02. API. In the event that either party is able to secure a lower price for the API from a source that meets Noven's quality requirements, subject to Noven's contractual commitments with its suppliers, Noven will work with Endo in good faith to utilize such API in place of its own source of API. Once agreed to by both parties to qualify a lower price API, Endo and Noven shall equally share all out of pocket expenses in qualifying and otherwise securing such new API source. To the extent that Noven is able to use such lower priced API, the lower cost will be reflected in Noven's manufacturing costs for the Product. *** In the period prior to commercial launch of the Product, to the extent that Endo supplies Noven with the API, Endo will invoice Noven for the portion of the cost of such API for which Noven is assuming risk pursuant to
Section 3.09 below. All such invoices shall be due and payable within thirty days of receipt and shall bear interest at the rate of 1% per month or the maximum allowable by law on any overdue amounts. Noven shall include such API costs in its manufacturing costs and Endo shall deduct the API costs not invoiced to Noven from the next *** payment otherwise owed Noven under the License Agreement. After the commercial launch of the Product, Endo shall deduct the cost of the API it supplies Noven from the next *** payment otherwise owed Noven under the License Agreement.

         Section 2.03. Compliance with Applicable Law. Endo hereby covenants and agrees that Endo and its Affiliates shall store, handle, transport, market, promote, sell, distribute, use and otherwise dispose of any Product supplied by Noven, and any materials used in connection with


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such Product, including any labeling, packaging and advertising, in accordance with all Applicable Laws.

             ARTICLE III FORECASTS, ORDERS, DELIVERY AND ACCEPTANCE

         Section 3.01. Forecasts. Within 30 days of the Effective Date, Endo shall provide to Noven a good faith, but non-binding, forecast of its requirements for Product for the following twenty-four (24) months. Beginning approximately 9 months before the anticipated commercial launch date of the Product by Endo and within ten Business Days after the first day of each calendar month thereafter during the Term, Endo will provide Noven with a non-binding (except as otherwise provided in Section 3.03), rolling 12-month forecast of its requirements of Product to be delivered by Noven. Endo shall use reasonable commercial efforts to ensure that its forecasts are as accurate as possible.

         Section 3.02. Validation Batches and Initial Order. Noven and Endo hereby acknowledge and agree that, in order to address the initial requirements for the commercial launch of the Product, the lead times associated with manufacturing Product and the general preparation for such commercial launch, Noven and Endo will consult with each other in good faith regarding the anticipated commercial launch date. In connection with such discussions Endo will provide a binding initial purchase order to Noven approximately ***; the delivery date for such purchase orders shall be between one and thirty days prior to the anticipated commercial launch date of the Product. The initial purchase orders shall be for quantities of the Product sufficient for launch and for the first month of sales of the Product; such amount of product shall be no less than ***and no greater than *** of Endo's most recent forecasted requirements for the first month of sales of the Product; provided, however, that upon request by Endo, Noven shall attempt in good faith to supply a quantity of the Product in excess of *** of the amount.

         Section 3.03. Future Orders. For anticipated sales of Product by Endo in the second month following commercial launch of the Product and thereafter during the Term Endo shall submit purchase orders to Noven for such Product on a monthly basis. Each purchase order shall be submitted at least ninety (90) days prior to the expected respective sales month. Each purchase order shall specify an amount of Product that is at least *** and no greater than *** of Endo's most recent previous forecast for the applicable month; provided, however, that upon request by Endo, Noven shall attempt in good faith to supply a quantity of the Product in excess of *** of the amount previously forecasted by Endo for any such month. Each purchase order shall be binding, and shall specify a delivery date that is no sooner than ninety days after submission of the purchase order to Noven. In the event that the terms and conditions of any purchase order are inconsistent with or conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern.

         Section 3.04. Order Size. All purchase orders for Product placed by Endo shall be for amounts of product equal to a full manufacturing batch or multiples thereof with the amount ordered based on the estimated actual yields. An estimate of the number of units per batch is attached hereto as Exhibit A. The actual number of units delivered pursuant to any purchase order for Product shall be equal to the number of units produced in each batch thereof, subject to reduction of the number of units produced in any batch by the number of units not suitable for

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release or otherwise retained pursuant to the provisions of the Quality
Agreement. In the event that Noven shall deliver less than *** of the units ordered by Endo pursuant to any purchase order (which number shall be determined with reference to the number of units estimated to be yielded by each batch ordered by Endo as reflected on Exhibit A), Noven shall notify Endo in writing of the amount of such shortfall upon discovery of the shortfall of the Product. Endo shall, within 30 days of receipt of such delivery, either (a) accept such delivery in full satisfaction of the purchase order (as to quantity only and not in waiver of Endo's opportunity to reject under pursuant to Section 3.07), or
(b) issue a replacement purchase order for an additional batch of the Product, and Noven shall use reasonable commercial efforts to deliver such Product within 60 days of the date of such replacement purchase order; provided, that in either case Endo shall accept and pay to Noven the price for the units of Product delivered. Endo's failure to issue a replacement purchase order within such 30-day period shall be deemed as an acceptance of such delivery pursuant to subsection (a) above. Any replacement Purchase order submitted by Endo to Noven pursuant to this Section 3.04 shall be subject to the same terms and conditions of this Agreement as purchase orders submitted pursuant to section 3.03.

         Section 3.05. Delivery. Product shall be delivered to Endo by Noven Ex Works (Incoterms 2000) Noven's Manufacturing Facility. All Products shall be properly prepared for safe and lawful shipment by Noven, shall be shipped to Endo's distribution center in Memphis, Tennessee or other location designated by Endo, via the common carrier selected by Endo, and shall be accompanied by appropriate transportation and other agreed upon documentation including, without limitation, DEA form 222. Noven shall ensure that the common carrier vehicles onto which the Product is loaded are environmentally controlled vehicles. Noven shall make all arrangements for shipping via the common carrier at Endo's expense. No product of any other party shall be shipped with the Products. Shipping cost actually prepaid by Noven will be billed to Endo monthly by Noven on separate invoices.

         Section 3.06. Active Ingredient Quota. On April 1 of each calendar year, Endo shall deliver to Noven a forecast of its requirements of the Product for the following calendar year, for the purpose of assisting Noven in projecting its demand for the Active Ingredient for such calendar year for submission to and approval by the DEA.




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         Section 3.07.  Acceptance and Rejection of the Product.

         (a) Endo shall, (i) in the case of defects which are discovered during incoming inspection by Endo, within 30 days after Endo receives delivery of shipment of the Product, or (ii) in the case of latent defect, within 30 days from the date that Endo discovered such defect, notify Noven, in writing, of any rejection of any such Product ("Rejection Notice"), on the basis of (A) any non-compliance with the Specifications or (B) failure of any such shipment to conform with any product warranty set forth in this Agreement. Failure to provide Rejection Notice to Noven within the applicable 30-day period shall constitute acceptance by Endo of the shipment. Any such possible Rejection Notice shall state in reasonable detail (sufficient to enable Noven to identify the nature of the problem for tests or studies to be conducted by or on its behalf or to dispute the same) the reason why Endo believes the Product may not be acceptable to Endo. Endo shall, within five business days of its receipt of a request by Noven for samples of rejected Product, provide samples of the Product being rejected, if appropriate, and copies of written reports relating to tests, studies or investigations performed to date by or on behalf of Endo on the Product being rejected.

         (b) Endo's test results or basis for rejection shall be conclusive unless Noven notifies Endo, within 30 days of receipt by Noven of the Rejection Notice, that it disagrees with such test results or basis for rejection. If Endo and Noven fail to agree within 10 days after Noven's notice to Endo as to whether any Product identified in the Rejection Notice (i) deviates from the Specifications to any extent, or (ii) breaches a representation or warranty in this Agreement to an extent that the Product is not saleable, representative samples of the batch of the Product in question shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review. If such laboratory needs to be qualified, then Endo and Noven will equally share the cost and expense of the qualification. The results of such evaluation shall be binding upon the parties. If Noven and Endo determine by agreement or if such evaluation certifies that the Product was properly rejected by Endo, Endo may reject the Product in the manner contemplated by Section 3.07(c). The party that is determined to have been incorrect in its determination of whether the Product should be rejected shall pay the costs of any such evaluation. Should the fees associated with the work conducted by the independent laboratory or consultant be due up front, Endo and Noven shall each pay 50% of such upfront fees; provided, that if it is determined by the independent laboratory or consultant that either party shall have been incorrect in its determination, such party shall reimburse the other party for such 50% of fees.

         (c) In the event an order or partial order is rejected by Endo pursuant to the provisions of this Section 3.07, Endo shall return to Noven (or, at the election of Noven, destroy and provide evidence of such destruction to Noven) any units of such rejected Product. Noven shall, at Endo's election, either (i) credit the original invoice in respect of the rejected Product and re-invoice Endo for the units that were not rejected and credit Endo any reasonable expenses incurred by it related to the shipping of the rejected Product to Endo and the return or destruction of the rejected Product against other amounts then due Noven hereunder or (ii) at Noven's cost and expense, replace such rejected Product with conforming Product as soon as practicable. Noven shall have no obligation to Endo with regard to any defective Product if it is determined

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that any such defect is attributable to the failure by any Person to properly store, transport or care for such Product after such Product leaves Noven's possession.

         (d) Notwithstanding any other provision of this Agreement to the contrary (except Section 3.09 below), in the event that Endo receives Product in violation of the Product dating warranty set forth at Section 5.01(d), Endo will attempt to mitigate the damages caused by such breach by using commercially reasonable efforts to sell such Product with twelve (12) or more months of dating, provided, however, that Noven shall remain responsible for its breach of
Section 5.01(d) in the event that Endo is unsuccessful in its efforts to sell such Products or its results result in the Product being sold at a reduced price.

         Section 3.08. Notices Regarding Supply. If at anytime during the Term of this Agreement Noven determines that its ability to supply Endo's requirements of Product may be hindered, Noven shall promptly notify Endo.

         Section 3.09 Endo Responsibility for Launch Quantity API. In the event that any portion of the Validation Batches or orders for the first three months of commercial supply (the "Launch Quantities") become unsaleable due to delay in receiving final FDA Regulatory Approval for the Product, FDA required changes in the Product labeling (including the printed patch backing) or a Force Majeure event (including in each case where the unsaleability is due to a resulting diminished remaining shelf-life), the parties shall share the risk as follows:
Endo shall be responsible for the actual API costs for such unsaleable Product as follows: (i) *** of the API cost for unsaleable validation batches, (ii) *** of the API Cost for unsaleable Product ordered for the *** and *** following launch, and (iii) *** of the API cost for unsaleable Launch Quantities above the Noven API Launch Cost Cap (as defined in this paragraph). Noven shall have not responsibility to Endo for any API costs above the Noven API Launch Cost Cap. The initial Noven API Launch Cost Cap shall be ***, and is based on the preliminary launch quantity estimates set forth on Schedule 3.09. In the event that the actual Launch Quantities ordered are in excess of the amounts set forth in Schedule 3.09, then the Noven API Launch Cost Cap shall be increased by the proportional increase in the amount of API required to make such additional quantities up to a maximum aggregate Noven API Launch Cost Cap of ***. By way of example, if Endo's orders for launch quantities require *** more API then the estimated orders set forth on Schedule 3.09, then the Noven API Launch Cost Cap would be ***. Additionally, Endo shall reimburse Noven for one-half of all of Noven's actual incremental variable costs associated with the manufacturing of the Launch Quantities in excess of the estimated quantities set forth in
Schedule 3.09. Noven shall bear the risk of loss for all costs associated with manufacturing the Launch Quantities other than Endo's responsibility for Launch Quantity API and incremental manufacturing costs set forth above; and, in the event that Noven is bearing the cost of the API then Noven shall invoice Endo for the amount of the API cost for which Endo is responsible pursuant to this
Section 3.09 at the time such API is received by Noven. Such invoices shall be due and payable within thirty days of receipt by Endo, and Endo shall deduct such API costs from the next Gross Margin payment otherwise owed Noven under this License Agreement.


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                          ARTICLE IV PRICE AND PAYMENT

         Section 4.01. Invoice. Following shipment of each order of the Product to Endo, Noven shall promptly invoice Endo for such shipment. Each invoice shall specify the amount of product shipped, the per unit invoice Price of the Product as further described in Section 4.02 below, and the total invoice amount. Subject to Section 3.07(c), Endo shall pay Noven for each shipment of Product the total invoiced amount within thirty (30) days after the date of receipt of a correct invoice, the Product and all supporting documentation (such as the certificate of analysis) required to perform an incoming quality assurance inspection; provided that with respect to any shipments for which Endo has identified a quality assurance issue during such thirty (30) day period, payment therefore shall be ten (10) business days from the date of resolution of such quality assurance issue. Both parties agree to provide their full cooperation with any quality assurance investigation and to use commercially reasonable efforts to achieve the prompt resolution of any such investigation. All payments required to be made hereunder shall be paid in United States dollars and made by corporate check drawn on a United States bank or a United States branch of a foreign bank, or by wire transfer of immediately available funds to the financial institution, account number and account party's name designated in writing by Noven to Endo from time to time. Should Endo dispute any portion of an invoice, it shall not be required to pay any portion of such invoice until such time as the dispute is resolved and Endo receives a fully corrected invoice; provided that, in such an event, Noven shall have the option of issuing a new, correct invoice for the portion of the original invoice not in dispute, and Endo shall pay such new invoice within 10 business days of the receipt of the corrected invoice (provided that Endo shall have no obligation to pay earlier than when the payment following the original invoice would have been due). Interest shall accrue on any overdue and undisputed amount due and payable to Noven at the lesser rate of 1% per month or the maximum rate permitted by law

         Section 4.02. Invoice Price. Noven shall charge Endo for shipped Product manufactured for commercial sale in the United States on a per unit basis at Noven's actual fully loaded manufacturing cost. Noven shall charge Endo for shipped Product manufactured for commercial sale in Canada on a per unit basis at Noven's actual fully loaded manufacturing cost plus ***. Noven's fully loaded manufacturing cost shall be calculated in accordance with Section 4.03 below. A non-binding estimate of the price for the first year of commercial supply of the U.S. Product, together with a detailed allocation of the calculation of each component of Noven's fully loaded manufacturing costs, is set forth on Schedule 4.02. Noven shall provide Endo with a similar estimate within 30 days of the beginning of each subsequent contract year. The transfer price for the Product charged to Endo in each Invoice will be based on good faith estimates by Noven of the actual fully loaded manufacturing cost of Product. Semi-annually Noven shall reconcile the amount invoiced to Endo and paid by Endo with Noven's actual fully loaded manufacturing cost. Noven shall provide a copy of each reconciliation to Endo. To the extent that Noven has overcharged Endo, Noven shall credit to Endo all amounts overcharged. To the extent that Noven has undercharged Endo, Noven shall invoice Endo for the undercharged amount in accordance with the terms of this Agreement. In the event of a dispute between Endo and Noven as to the proper calculation of the Product Price, such dispute shall be referred to an independent accounting firm mutually agreeable to the parties per Section 6.01 below, whose opinion shall be final and binding.

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         Section 4.03. Limit on Overhead Allocation. For purposes of determining
Noven's fully loaded manufacturing cost of Product supplied to Endo hereunder, Noven shall include Noven's actual cost of materials and labor and an allocation of Noven's total manufacturing overhead. This allocation shall be determined using the same methodology Noven uses in determining its cost of goods for the other products it manufactures, all in accordance with GAAP consistently applied, but subject to the further limitations described in this Section 4.03. For the ***, provided that the total units shipped in such period are within the range set forth in Schedule 4.03, Noven shall allocate between *** (the
"Collar") of overhead to its Product manufacturing cost. For each succeeding *** period, the Collar shall be adjusted by the change in the Producer Price Index (Pharmaceutical Preparations, ethical PCU2834#), published by the United States Department of Labor, Bureau of Labor Statistics, or comparable successor index, again provided that the total units shipped in each such period are within the range set forth in Schedule 4.03. To the extent that the total units actually shipped to Endo in any contract year fall outside of the range set forth in
Schedule 4.03, the corresponding upper or lower limit of the collar will be adjusted by a percentage equal to *** of the percentage increase or decrease in shipments. For example, if Noven's shipments in a contract year were *** higher than the highest amount forecast in Schedule 4.03, the then existing upper limit of the collar would be increased by ***. If Noven's shipments in a contract year were *** lower than the lowest amount forecast in Schedule 4.03, then the lower limit of the collar would be reduced by ***.

             ARTICLE V MANUFACTURING STANDARDS AND QUALITY ASSURANCE

         Section 5.01. Product Warranties. Noven hereby covenants and agrees that:

          (a) Noven will manufacture and deliver to Endo the Product in accordance with, and the Product will conform with, the Specifications and the Quality Agreement; all Product supplied by Noven to Endo shall be manufactured, packaged, tested, stored and handled in accordance with the then current version of the ANDA and shall not be adulterated or misbranded.

          (b) Noven will comply with all Applicable Laws and current good manufacturing practices relating to the Product.

          (c) All Product supplied by Noven hereunder shall be transferred to Endo free and clear of all liens, title claims, encumbrances and security interests.

          (d) Except for Product manufactured before final approval of the Product in fulfillment of Endo orders for Launch Quantities, all Product supplied by Noven shall have a minimum of *** of the shelf life set forth in the applicable Product registration still available at the time of delivery to Endo.

         Section 5.02. The Specifications. Endo or Noven shall not change the Specifications at any time without the prior written consent of the other party; provided, however, that either party may change the Specifications upon reasonable advance notice to the other party if such change is required by an applicable Regulatory Authority.


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         Section 5.03. Quality Agreement. Contemporaneously with the execution of this Agreement, the parties are entering into a Quality Agreement which is attached hereto as Exhibit B.

         Section 5.03. Disclaimer. NOVEN HEREBY DISCLAIMS ALL WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY.


                    ARTICLE VI AUDITS AND INSPECTION RIGHT'S

         Section 6.01. Records and Audits. Noven shall keep complete and accurate records concerning its manufacturing costs and any other costs and expenses relevant to the amounts payable to Noven hereunder. Such records shall be kept in accordance with GAAP applied on a consistent basis. Noven shall, at Endo's request and expense, make those records available during normal business hours upon ten (10) business days prior written notice for examination by independent certified public accountants or auditors designated by Endo and reasonably acceptable to Noven; provided, that Endo shall only have access to such records once in each calendar year. In the event an underpayment or overpayment is discovered, the applicable party shall make payment to the other of the respective amount within 15 days of notification of the determination. In the event that an overpayment by Endo of greater than 5% is discovered, the cost of such audit shall be borne by Noven. Notwithstanding any provision in this Agreement to the contrary, the terms of the Quality Agreement will govern all quality assurance inspections.


         ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

         Section 7.01. Confidentiality. The parties hereby agree that the terms and conditions of this Agreement and each party's activities hereunder shall be subject to the confidentiality obligations (and all applicable exceptions thereto) set forth in the License Agreement.

         Section 7.02. Packaging and Labeling. All Products supplied hereunder shall be in finished dosage form, packaged and Labeled for commercial sale in accordance with the terms and conditions of this Agreement, the Specifications and applicable Laws. Subject to the provisions of this Section 2.03, Endo shall control the content and type of all Labeling for the Products. Endo shall supply to Noven, in a timely fashion, all artwork required to Label the Products with such trademarks, logos or designs as Endo shall select and in accordance with Applicable Laws. Noven shall have the responsibility for: (i) securing any approvals required by the FDA or other applicable Regulatory Authorities for the initial Label; (ii) securing any approvals required by the FDA or other applicable Regulatory Authorities for any changes or supplements to the Labeling requested by Endo following regulatory approval of the Product ANDA, provided that Noven is the holder of the Product ANDA at such time; and (iii) any Noven information on the Label which shall be approved in advance by Noven. In the event that Endo wishes to modify or change the Label, Endo shall provide reasonable advance notice of

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such desired change to Noven and forward such modifications or changes to Noven for Noven's review and approval (which shall not be unreasonably withheld).

         Section 7.03. Product Recall. Product recalls shall be conducted in accordance with the terms of the Quality Agreement. Each of Noven and Endo shall make a permanent, complete and accurate record of all costs incurred by its connection with any Product recall, a copy of which shall be delivered to the other party upon its request as soon after the completion of such recall or seizure as practically may be done. If the cause of, or reason for, said recall is attributable to any reason beyond the reasonable control of the parties, the total cost of the recall to the parties shall be shared equally among the parties. If the cause of, or reason for, said recall or seizure arises is both not attributable to reasons beyond the reasonable control of the parties and is attributable to the negligence or breach of this Agreement by a party hereto, such party shall reimburse the other for all reasonable costs incurred by it in effecting such recall or seizure. If Noven and Endo cannot agree which party is at fault or whether the recall was reasonably beyond the control of the parties, then an independent technical expert, acceptable to both, will be designated to make the determination. The so designated technical expert shall not be an employee, consultant, officer, director or shareholder of or otherwise associated with any party or an Affiliate of any party. The technical expert's determination shall be, in the absence of fraud or manifest error, binding and conclusive upon the parties.

         Section 7.04 Product Shelf Life. Noven shall use commercially reasonable efforts to obtain *** expiration dating, and will to continue to use such efforts even if the Product is initially approved by the FDA with less than *** expiration dating.

                   ARTICLE VIII REPRESENTATIONS AND WARRANTIES

         Section 8.01. Representations and Warranties. Each party hereby represents and warrants to the other that as of the Effective Date:

         (a) Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. As of the Closing Date, it will be duly qualified to do business in each jurisdiction where the character of its business (after giving effect to the Contemplated Transactions) make such qualifications necessary to carry on its business.

         (b) Power, Authority and Enforceability. It has full corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein. This Agreement has been or shall be duly executed and delivered by duly authorized signatories. This Agreement constitutes a valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally.

         (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation by it of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of its certificate of incorporation or other

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governing or charter document, or of any statute or administrative regulation, or, to the best of its knowledge, of any order, writ, injunction, judgment or decree of any court or Governmental Authority or of any arbitration award or any agreement binding upon it or its assets, or (ii) to the best of its knowledge, contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon it.

         (d) No Default. It is not a party to any unexpired, undischarged or unsatisfied written of oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by it according to the terms of this Agreement will be a default, or whereby timely performance by it according to the terms of this Agreement may be prohibited or delayed.

             ARTICLE IX INDEMNIFICATION AND LIMITATION OF LIABILITY

         Section 9.01 Indemnification. Indemnification for activities related to this Agreement shall be provided pursuant to the License Agreement between the parties entered into on the same date.

         Section 9.02. Limitation of Liability. NO PARTY SHALL BE ENTITLED TO RECOVER ANY PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS FROM LOST SALES TO THIRD PARTIES) WHATSOEVER UNDER THIS AGREEMENT EXCEPT TO THE EXTENT ANY SUCH PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES SHALL BE PAYABLE TO A THIRD PARTY.

         Section 9.03 Waiver of Limitation of Liability. In the event that that there is a Change in Control (as defined in the License Agreement) which results in Noven being acquired or controlled by an entity with a Competing Product (as defined in the License Agreement) and Noven has not qualified a second source of supply with an independent third party pursuant to a supply agreement which allows Endo to immediately purchase its requirements of Product directly from such third party upon the same terms as Noven in the event of (i) Noven's bankruptcy or insolvency or (ii) a Change in Control of Noven to an entity with a Competing Product, then the limitation of liability set forth in Section 9.02 shall not apply to any breach of this Agreement by Noven or its successors and assigns.

                         ARTICLE X TERM AND TERMINATION

         Section 10.01. Term. This Agreement shall continue in full force and effect until the earlier of (a) the termination of the License Agreement, or (b) termination of this Agreement in accordance with Section 10.02 (the Effective Date until such termination, the "Term").




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         Section 10.02. Certain Termination Events.

         (a) Except as otherwise contemplated by Sections 3.05 and 10.02(c), either Noven or Endo shall have the right to terminate this Agreement if the other commits any continuing or material breach of any of the provisions of this Agreement and (in the case of a breach which is capable of remedy) fails to remedy the same within 60 days after receipt of written notice giving full particulars of the breach and requiring it to be so remedied;

         (b) In the event that at any time during the Term Noven shall, (i) during any period of six consecutive months, fail to supply at least *** of the aggregate number of units of Product (which number of units shall be determined with reference to the number of units estimated to be yielded by each Batch ordered by Endo as reflected in Exhibit A) ordered pursuant to Purchase Orders properly submitted by Endo during such period (other than by reason of the fault of Endo), or (ii) fail to provide *** of the aggregate number of units of Product ordered during any two separate periods of three consecutive months, Endo shall (A) have the right to terminate its obligation to exclusively purchase Product from Noven and have a third party manufacture on its behalf the Product to supply and (B) have the right to withdraw any purchase orders submitted to Noven for amounts in excess of Noven's ability to supply.

         (c) Either party may terminate this Agreement with immediate effect if the Product is withdrawn from the market in the Territory for serious adverse health or safety reasons.

         (d) Either Noven or Endo may terminate this Agreement with immediate effect in the event a Force Majeure Event as to the other shall exist and be continuing for a period of 120 consecutive days.

         (e) Noven may terminate its obligation to supply Endo with its requirements of Product under this Agreement upon twenty-four months notice in the event that Noven's gross margins on the manufacture of Product (taking into account all Endo payments hereunder and under the License Agreement in calculating such margins--except for the milestone payments) drops to less than *** of its fully allocated manufacturing cost for the Product in two consecutive calendar quarters. Such termination notice shall contain the election of Noven to either (1) continue to be paid its share of the Gross Margin per the License Agreement, or (ii) be paid its fully loaded manufacturing costs plus *** for Product, during the period following the notice until Noven no longer supplies Product hereunder, in exchange for the immediate and permanent termination of any and all gross margin splits and royalty obligations otherwise due and payable pursuant to the License Agreement. Noven agrees to provide the technical transfer services set forth in Schedule 10.02 (the "Tech Transfer Services"), including the delivery to Endo of the Technical Transfer Documentation Package within *** of the termination notice and completion of the transfer of all analytical methods within *** of the termination notice. The termination by Noven shall become effective *** following receipt of the notice by Endo, provided, however, that the effective date of the termination shall be extended by each day of delay in excess of the corresponding time periods set forth above which it takes Noven to complete the transfer of the Technical Transfer Documentation Package and the analytical methods. The manufacturing period, however, shall not be extended to the extent such delay occurs through no fault of Noven. To the extent that such alternative manufacturer would need to use technology owned by, or

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protected by intellectual property owned by, Noven, access to such technology would be provided on limited basis and restricted solely to use for the manufacture of Product.

         (f) In the event of a termination by Endo pursuant to Section 10.02
(a), (b) or (d), Noven agrees to work in good faith with Endo to qualify a suitable alternative manufacturer for the Product that has been identified by Endo and that agrees to undertake such manufacturing. Endo agrees to work in good faith with Noven regarding such transfer and ensure that the third party works in good faith with Noven as well. Noven shall, as promptly as is reasonably practicable, perform the Tech Transfer Services. In the event the delivery to Endo of the Technical Transfer Documentation Package is completed within *** of the termination notice and the transfer of all analytical methods is completed within *** of the termination notice, or such time periods are exceeded due to no fault of Noven, Endo shall reimburse Noven for the time of its technical staff in performing such transfer at the rate of *** and all reasonable travel expenses pre-approved by Endo. In the event that such services are not completed within such time periods due to the fault of Noven, Endo will reimburse Noven its reasonable pre-approved travel expenses in full but shall have no other payment obligation for the technology transfer. To the extent that such alternative manufacturer would need to use technology owned by, or protected by intellectual property owned by, Noven, access to such technology would be provided on limited basis and restricted solely to use for the manufacture of Product.

         Section 10.04. Obligations on Termination. Within 30 days of any expiration or termination of this Agreement other than a termination by Endo pursuant to Section 10.02 (a), (b) or (d), or a termination by Noven pursuant to
Section 10.02 (e), (i) Endo shall cease to use and shall deliver to Noven, upon written request, all Confidential Information of Noven, except for any documents or records that Endo is required to retain by Applicable Law, and (ii) Noven shall cease to use and shall deliver to Endo, upon written request, all Confidential Information of Endo except for any documents or records that Noven is required to retain by Applicable Law. In the event of a termination by Endo pursuant to Section 10.02 (a), (b) or (d), a termination by Noven pursuant to
Section 10.02 (e), Endo shall be permitted to retain and use the Confidential Information in the manufacture of the Product, and to disclose such Confidential Information to its third party manufacturer, provided that such third party manufacturer is under obligations of confidentiality no less stringent than this Agreement.

         Section 10.05. Effect of Termination. Upon termination, this Agreement shall forthwith become void and of no further force or effect, except for the following provisions, which shall remain in full force and effect: (a) Section
7.01 (Confidentiality), (b) this Article 10, (c) Section 11.9 (Governing Law),
(d) Section 11.11 (Entire Agreement), and (e) Section 11.12 (Expenses) and any other provisions which expressly survive termination. The rights and remedies provided in this Article X shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. Any termination of this Agreement shall not affect any right or claim hereunder that arises prior to such termination, which claims and rights shall survive any such termination.




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protected by intellectual property owned by, Noven, access to such technology would be provided on limited basis and restricted solely to use for the manufacture of Product.

                            ARTICLE X1 MISCELLANEOUS

         Section 11.01. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by confirmed facsimile transmission, air courier or registered or certified mail, return receipt requested, addressed as follows:

         if to Noven:
                  Noven Pharmaceuticals, Inc.
                  11960 S. W. 144th Street Miami, Florida 33186
                  Attention: CEO & General Counsel
                  Telecopy: 305-964-3340

         with copies (which shall not constitute notice) to:

                  Frommer Lawrence & Haug LLP
                  745 Fifth Avenue
                  New York, New York  10151
                  Attention: Edgar H. Haug, Esq.
                  Telecopy: 212-588-0500

         if to Endo:

                  Endo Pharmaceuticals Inc.
                  100 Painters Dr.
                  Chadds Ford, PA  19317
                  Attention: General Counsel
                  Telecopy:  610-558-9684


or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been delivered (a) when delivered, if delivered personally, by air courier or by mail, (b) when sent (with written confirmation received), if sent by facsimile transmission on a Business Day, (c) on the first Business Day after dispatch (with written confirmation received), if sent by facsimile transmission on a day other than a Business Day.

         Section 11.02. Independent Contractors. In making and performing this Agreement, the parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. No party shall have the authority to obligate another party in any respect, and no party shall hold itself out as having any such authority. All personnel of Noven shall be solely employees of Noven and shall not represent themselves as employees of Endo. All personnel of Endo shall be solely employees of Endo and shall not represent themselves as employees of Noven.

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         Section 11.03. Assignment. Noven shall not have the right to assign this Agreement or delegate any of its rights, interests duties or obligations hereunder without the prior written consent of Endo, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, at any time during the term of this Agreement either party may assign this Agreement to any of its Affiliates without the prior written consent of the other parties; provided, that no such assignment of this Agreement shall relieve the assignor of any of its obligations or liabilities under this Agreement. Notwithstanding the foregoing, any party may assign this Agreement without the other parties' prior written consent in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another Person upon written notice to the other parties. Any attempted assignment in violation of this Section 11.04 shall be void.

         Section 11.04. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.05. Amendments. This Agreement shall not be modified, amended or supplemented except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

         Section 11.06. No Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

         Section 11.07. Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. Each party may execute this Agreement on a facsimile of the Agreement. In addition, facsimile signatures of authorized signatories of any party shall be valid and binding and delivery of a facsimile signature by any party shall constitute due execution and delivery of this Agreement.

         Section 11.08. Interpretation. The article and section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. As used fit this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. Unless the context otherwise requires, the term "party" when used herein means a party hereto. References herein to a party or other Person include their

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respective successors and assigns. The words "include," "includes" and
"including" when used herein shall be deemed to the followed by the phrase "without limitation" unless such phrase otherwise appears. Unless the context otherwise requires, references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words "hereof," "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

         Section 11.9. Governing Law. This Agreement and any claims, disputes or causes of action relating to or arising out of this Agreement shall be construed in accordance with and governed by the substantive laws of the State of New York, without giving effect to the conflict of laws principles thereof.

         Section 11.10. Unenforceability. If any provisions of this Agreement are determined to be invalid or unenforceable in any jurisdiction, such provisions shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or enforceability of any of such provisions of this Agreement in any other jurisdiction. The parties will use their best efforts to substitute the invalid or unenforceable provision with a valid and enforceable one which conforms, as nearly as possible, with the original intent of the parties.

         Section 11.11. Entire Agreement. This Agreement, together with any and all schedules, exhibits and appendices hereto, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties hereto and their respective Affiliates with respect thereto. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein and no representations or warranties of any kind of nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto, except those expressly made in this Agreement and the other Transaction Documents.

         Section 11.12. Expenses. Except as expressly set forth herein, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, including attorneys', accountants' and other professional fees and expenses.

         Section 11.13. Force Majeure. If the performance of this Agreement or any obligation hereunder (except the payment of money) by any party is prevented or hindered, by reason of any cause beyond the reasonable control of the affected party, including fire, flood, riot, war, explosions, acts of God (including hurricanes and tropical storms), acts of a public enemy, delay



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of carrier, shortage or failure in the supply of materials, labor disturbance or acts, regulations or laws of any government adopted after the date of this Agreement or subject to a new interpretation after the date of this Agreement that render impossible or illegal the performance by a Party of its obligations under this Agreement (a "Force Majeure Event"), the party so affected, upon notice to the other parties, shall be excused from such performance, provided that the party so affected shall use diligent effort to avoid or remove such cause or causes of non-performance and shall continue to perform hereunder with the utmost dispatch whenever such cause or causes are removed.

         Section 11.14. Insurance. Throughout the Term, each of Noven and Endo shall maintain commercial liability insurance, including blanket commercial liability insurance covering the obligation of that party under this Agreement through the term of this Agreement and for five years thereafter, which insurance shall afford limits of not less than US$10,000,000 per occurrence, (and in the aggregate only with respect to personal injury liability) for bodily injury liability, products liability, property damage liability, contractual liability and completed operations liability with an insurance carrier qualified to do business in the United States. Each of Noven and Endo shall promptly furnish to the other evidence of the maintenance of the insurance required hereunder and shall name the other as an "additional insured" under a broad form vendor's endorsement to such insurance policy. In case any such policies are written on a "claims made" basis, such policies shall remain in effect for a period of five years following the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, the obligation of each of Noven and Endo to obtain insurance in accordance with this Section 7.04 is subject to the availability of such insurance from nationally recognized carriers at reasonable rates and on reasonable terms and conditions, which reasonableness shall be determined in the judgment of each party, respectively, in accordance with such party's past practices to the ordinary course of business. In the event either party shall be unable to obtain insurance as contemplated by this Section 7.04, such party shall notify the other party as soon as practicable and shall have the right to self-insure such coverage; provided that any party opting to so self-insure shall provide to the other party reasonable information regarding its self-insurance program.

         Section 11.15. No Debarred Persons. Each of Noven and Endo covenants and agrees that it has not and will not use in any capacity the services of any Person debarred under subsections (a) or (b) of Section 306 of the FDC Act in connection with its performance of this Agreement.



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         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the Effective Date.


NOVEN PHARMACEUTICALS, INC.                    ENDO PHARMACEUTICALS INC.

By:      /s/ Robert C. Strauss                 By:     /s/ Peter A. Lankau

Name:    Robert C. Strauss                     Name:   Peter A. Lankau

Title:   President, CEO and Chairman           Title:  President and COO

Date:    February 25, 2004                     Date:   February 25, 2004








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